UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2017

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14921 Chestnut St., Westminster, California	92683
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                    ☐

1.01 Entry into a Material Definitive Agreement

On September 1, 2017, BioLargo, Inc. (“we” or the “Company”) entered into a three-year lease for approximately 13,000 square feet of office and industrial space located at 105 Fordham Road, Oak Ridge, Tennessee, for the purpose of providing an office and industrial facility for our newly formed engineering subsidiary, BioLargo Engineering, Science & Technologies, LLC (“BioLargo Engineering”). Led by Randall P. Moore, an engineer formerly with Chicago Bridge & Iron (CB&I), the engineering subsidiary will focus on providing engineering services to third party clients and the family of BioLargo companies.

On September 5, 2017, we finalized the terms of employment with the seven individuals who will staff the engineering division, including Mr. Moore. Collectively, the agreements will provide for monthly salaries totaling approximately $60,000. The form of employment agreement provides for standard employee benefits, contains provisions protecting BioLargo’s intellectual property, and may be terminated at any time. The seven founding employees were also granted “Class B” membership interests in BioLargo Engineering. Through a profit sharing plan, the founding employees may earn “financial rights” (defined as a share of profits, losses and distributions) in BioLargo Engineering each September over five years at the discretion of a compensation committee guided by certain performance conditions. The performance conditions include gross revenue targets (increasing over time), obtaining positive cash flow by March 31, 2018, collecting 90% of its receivables, obtaining a profit of 10% in year 1 (increasing in subsequent years), progress in the scale-up and commercialization of the AOS system, and using BioLargo research scientists for billable work on client projects (collectively, the “Performance Conditions”). The committee may award up to a 5% financial right to the Class B members as a whole on each of the first four anniversaries of the agreements, and up to 10% on the fifth (each, a “Financial Rights Award”), such that at the end of five years, the founding employees could hold up to 30% of the financial rights in BioLargo Engineering, with BioLargo holding the remaining 70%.

Concurrently with the employment agreements, our board of directors, through its compensation committee, approved the issuance of options to these seven founding employees to purchase an aggregate 2,000,000 shares of BioLargo, Inc. common stock at $0.45 per share, which was the closing price of our stock on September 5, 2017. These options vest over a five-year period, so long as the employee is still employed, with up to 20% vesting on each of the first five anniversaries of the agreements. The vesting is also subject to the amount of the Financial Rights Award determination by the BioLargo Engineering compensation committee, such that if the full 5% is awarded in any one year (or 10% in the final year), all shares subject to vesting in the particular year would vest. If a lower percent is awarded, the number of shares to vest in the option would be reduced proportionately.

The Company is issuing a press release on September 11, 2017 announcing the new engineering subsidiary and the Purchase and Registration Rights agreements between it and Lincoln Park Capital (see Form 8-K filed August 31, 2017). A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1*	Office lease agreement - Oak Ridge, Tennessee
10.2*	Form of Employment Agreement for Engineering Subsidiary
10.3*	Form of Option Agreement issued to founding Engineering subsidiary employees
99.1**	Press release

* Filed herewith.

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2017	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer